UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2008

VeruTEK Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51246 (Commission File Number)	06-1828817 (I.R.S. Employer Identification No.)

65 West Dudley Town Road, Suite 100 Bloomfield, Connecticut (Address of Principal Executive Offices)	06002 (Zip Code)

860-242-9800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Address)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2008, and on May 15, 2008 VeruTEK Technologies, Inc. (the “Company”), pursuant to Subscription Agreements with 41 accredited investors and 3 of its directors, closed on the private placement of an aggregate of approximately 2.8 million units.  Each unit consists of two shares of the Company’s common stock (the “Shares”) and one warrant to purchase a share of the Company’s common stock (an “ Investor Warrant”, and together with the Shares, a “Unit”), at a price of $2.20 per Unit for aggregate gross proceeds of approximately $6 million, before deducting the placement agent’s fee of approximately $325,000 due to Needham & Company, LLC, the Company’s private placement agent for the Financing, as well as the other transaction expenses payable by the Company (the “Financing”). In addition, the Company issued warrants to purchase approximately 250,000 shares of common stock to Needham & Company, LLC (the “Needham Warrants”).  Each Investor Warrant has an exercise price of $1.30 per share and each Needham Warrant has an exercise price of $1.10 per share, each of which is subject to certain adjustments as set forth in the respective Investor Warrant and Needham Warrant.  The Investor Warrants and Needham Warrants may be exercised for cash or by means of a cashless exercise and will expire in five years after the date of issuance unless previously exercised.

In connection with the closing of the Financing, the Company entered into a Registration Rights Agreement with the purchasers and Needham & Company, LLC.  Under the terms of the Registration Rights Agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission for the resale of the Shares issued in the Financing as well as the shares of Common Stock underlying the Warrants issued in the Financing. Failure to file the registration statement within 150 days from the closing of the Financing may result in payment by the Company to each investor of liquidated damages, subject to limitations set forth in the Registration Rights Agreement. These liquidated damages may also be payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the Registration Rights Agreement.

The description of the Financing is qualified in its entirety by reference to the Form of Subscription Agreement, Form of Common Stock Purchase Warrant and Registration Rights Agreement, which are filed with this current report as Exhibits 10.6, 4.3 and 4.4, respectively.

On May 15, 2008, the Company issued a press release announcing the closing of the Financing, a copy of which is filed as Exhibit 99.1 to this current report.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase any securities.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.  The securities being offered have not been registered under the Securities Act of 1933, as amended, or any state securities law and have been sold in a private transaction pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The securities may not be subsequently offered or sold within the United States absent registration or exemption from such registration requirements and compliance with applicable state laws.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.3 Form of Common Stock Purchase Warrant.
4.4 Form of Registration Rights Agreement
10.6 Form of Subscription Agreement.
99.1 Press Release dated May 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeruTEK Technologies, Inc.

May 16, 2008	By:	/s/ John Collins
John Collins
President and Chief Executive Officer

EXHIBIT INDEX

4.3 Form of Common Stock Purchase Warrant.
4.4 Form of Registration Rights Agreement
10.6 Form of Subscription Agreement.
99.1 Press Release dated May 15, 2008.